Exhibit 99.1
Martha Stewart Living Omnimedia, Inc. Announces Departure of Chief Financial Officer Kelli Turner
NEW YORK, January 7, 2011— Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) announced today that Kelli Turner will step down as the Company’s Chief Financial Officer and will be leaving to join a private company in the near future. A search for MSLO’s new CFO is currently underway. In the interim, MSLO Controller Allison Jacques will serve as the Company’s principal financial and accounting officer.
Executive Chairman and Principal Executive Officer Charles Koppelman commented: “I want to thank Kelli for her many contributions and wish her well in her new role. I have great confidence in the financial team that remains in place. With 14 years of senior finance experience with the Company, Allison has a deep understanding of the business and is a well-respected member of the executive team.”
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Broadcasting, Internet, and Merchandising. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.
Forward-Looking Statements
We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: inability to attract the services of key personnel, and the unanticipated loss of existing personnel.
Certain of these and other factors are discussed in more detail in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.
SOURCE Martha Stewart Living Omnimedia, Inc.
CONTACT: Katherine Nash of Martha Stewart Living Omnimedia, Inc.
Corporate Communications, +1-212-827-8722, knash@marthastewart.com